Exhibit 99.1

Contact:  Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS ANNOUNCES DISCONTINUATION OF OPTIWAVE PROGRAM BY EDWARDS LIFESCIENCES

FRANKLIN, Mass., December 5, 2006—PLC Systems Inc. (Amex: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, said today that Edwards Lifesciences Corporation (NYSE: EW) has announced that it is discontinuing its sales activity with respect to the Optiwave 980 Cardiac Laser Ablation System to pursue other areas of strategic importance.

PLC manufactures the Optiwave 980 laser under a supply agreement with Edwards signed in March 2006. In the first three quarters of 2006, PLC recorded approximately $20,000 in sales from Optiwave 980 laser systems, along with approximately $12,000 in royalty payments on sales of Optiwave 980 disposables, or less than five percent of the Company’s total revenues in the first nine months of 2006. PLC does not anticipate significant sales or royalty payments from Optiwave 980 in the future, in light of Edwards’ decision.

Said Mark Tauscher, President and CEO of PLC Systems, “We understand this decision by Edwards Lifesciences to focus its resources on other strategic opportunities as we made a similar decision with regard to our pursuit of our innovative RenalGuard™ program. Meanwhile, our other distribution agreement, whereby Edwards acts as PLC’s exclusive distribution partner for our proprietary CO2 Heart Laser System, is unaffected by Edwards’ decision to discontinue the Optiwave 980 program.”

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device approved by both the U.S. Food and Drug Administration and the Japanese Ministry of Health, Labor and Welfare, and to obtain a CE Mark for European distribution. In a move to broaden its market, the Company is developing its proprietary RenalGuard Therapy and RenalGuard System. RenalGuard Therapy is designed to reduce the toxic effects that contrast media can have on the kidneys.  This therapy is based on the theory that creating and maintaining a high urine output is beneficial to patients undergoing imaging procedures where contrast agents are used.  The real-time measurement and matched fluid replacement design of the RenalGuard System is intended to ensure that a high urine flow is maintained before, during and after these procedures. This should allow the body to rapidly eliminate contrast, reducing its toxic effects.   The RenalGuard System with its matched fluid replacement capability is intended to minimize the risk of over- or under-hydration. Clinical trials were recently commenced for RenalGuard.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “estimates,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may not receive necessary regulatory approvals to market our RenalGuard product, the clinical trials for that product may not be successful, the RenalGuard product may not be commercially accepted, we may undergo operational changes which may impact our financial results, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2005, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard, RenalGuard System and RenalGuard Therapy are trademarks of PLC Systems Inc.